EXHIBIT 5



                         [Letterhead of John L. Thomas]

DIRECT DIAL NUMBER:
856.234.0960
                                  July 17, 2001





800America.com, Inc.
1929 So. 21st Avenue
Nashville,TN


Re:
     800America.com, Inc. Stock Option Plan
     Registration Statement on Form S-8
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Ladies and Gentlemen:

     As counsel for 800America.com, Inc., Inc., a Nevada corporation (the "Company"), I have been asked to render an opinion with respect to certain matters relating to the offer and sale of a total of up to 3,000,000 shares of the Company's Common Stock, par value $.001 per share (the "Shares"), which may be issued under the 800America.com, Inc. Stock Option Plan (the "Plan"). The number of shares of common stock which may be purchased upon exercise of each option is subject to adjustment from time to time as set forth in such option or the Plan.

     The Shares are the subject of a Registration Statement on Form S-8 (the "Registration Statement") which the Company intends to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on or about July 18, 2001. (Said Registration Statement on Form S-8 is referred to hereinafter as the "Registration Statement".



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     In rendering this opinion, I have examined: (i) the Amended and Restated
Certificate of Incorporation and By-laws of the Company, each as presently in effect; (ii) the resolutions and related minutes of the Company's Board of Directors and Shareholders respectively adopting and amending the Plan and authorizing the issuance of 3,000,000 Shares; and (iii) such certificates and other documents as I have deemed appropriate or necessary as a basis for the opinion hereinafter expressed.

     In rendering the opinions expressed below, I have assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to me as copies and the genuineness of all signatures.

     Based upon and subject to the foregoing, I am of the opinion that the Shares, when duly issued in accordance with the terms of the Plan (including the terms of any options granted thereunder), after the Registration Statement shall have become effective under the Act, will be legally issued, fully paid and nonassessable.

     I have made such investigation of the General Corporation Law of the State of Nevada, as I have considered appropriate for the purpose of rendering the opinion expressed above. I am qualified to practice law in the Commonwealth of Pennsylvania; this opinion is limited to the Federal law of the United States and the General Corporation Law of the State of Nevada.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/  John L. Thomas
                                                 -------------------------------
                                                 John L. Thomas